U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549
____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  August 15, 2007

EMERITUS CORPORATION
(Exact name of registrant as specified in charter)

Washington	1-14012	91-1605464
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3131 Elliott Avenue, Suite 500

Seattle, Washington 98121
(Address of principal executive offices) (Zip Code)

(206) 298-2909
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

As previously reported in June 2007, Emeritus entered into a definitive agreement to acquire a total of 40 communities from Health Care Property Investors, Inc. (HCP).  Since our original announcement, we added another community to the portfolio for a total of 41 communities, consisting of 3,732 units located in 17 states.  The aggregate purchase price is $501.5 million, excluding closing costs.  Of the 41 communities, we formerly leased 33 and Summerville Senior Living, Inc. (Summerville) currently leases eight of the communities.  The Company entered into an Agreement and Plan of Merger with Summerville on March 29, 2007.

Item 1.02	Termination of a Material Definitive Agreement.

On August 15, 2007, we completed the acquisition of the 41 communities mentioned above.  Emeritus leased 33 of these communities from HCP and affiliates under a master lease dated September 18, 2002, as amended.  We accounted for 23 of the 33 communities as operating leases and 10 as financing leases prior to the acquisition.  The annual base rent for the 33 Emeritus communities was approximately $25.0 million as of the closing date.  As a result of this asset purchase transaction, the HCP master lease was terminated.  Upon termination of the financing leases for the 10 communities, the difference between the carrying amount of the leased assets and the lease obligation will be recorded as an adjustment to the carrying amount of the assets purchased, which represents a reduction of approximately $29.1 million to the cost basis of the purchased assets.

Summerville will continue to operate the eight communities under existing leases until the merger transaction is completed.  The annual base rent for the eight Summerville communities is approximately $4.7 million.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The acquisition discussed in Item 1.01 above was partially financed by affiliates of Capmark Financial, Inc. (Capmark) and other participants (Fannie Mae) through fixed rate mortgage debt of $226.9 million at an annual interest rate of 6.305% for a term of 10 years, and variable rate mortgage debt of $76.0 million at a rate of 30-day LIBOR plus 1.7% (7.31% at closing) for a term of two years, plus a one-year extension option, pursuant to a series of Loan Agreements dated August 15, 2007, by and between affiliates of Emeritus and Capmark.  Monthly interest-only payments on the fixed rate loan are due for the first three years and thereafter, monthly payments of principal and interest will be based on a 30-year amortization schedule.  The balance on the fixed rate loan is due in full in September 2017.  Monthly interest-only payments on the variable rate loan are due over the term of the loan.  The balance on the variable rate loan is due in full in September 2009, with a one-year extension option available.  The indebtedness outstanding under the Capmark loans may be accelerated under customary circumstances, including payment defaults.  The fixed rate loan is secured by all real, personal, and intangible assets used in the operation of 29 communities, and the variable rate loan is secured by all real, personal, and intangible assets used in the operation of 12 communities.

Item 8.01                      Other Events

The Company issued a press release on August 15, 2007, announcing the purchase of 41 communities.  A copy of the press release is being furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01                      Financial Statement and Exhibits.

(d)           Exhibits

Exhibit No.                                           Description

99.1	Press Release dated August 15, 2007, EMERITUS COMPLETES THE PURCHASE OF 41 COMMUNITIES.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

August 16, 2007		EMERITUS CORPORATION

	By:	/s/ Raymond R. Brandstrom
Raymond R. Brandstrom
Vice President of Finance, Chief Financial Officer
and Secretary

INDEX TO EXHIBITS

Exhibit No.                                           Description

99.1	Press Release dated August 15, 2007, EMERITUS COMPLETES THE PURCHASE OF 41 COMMUNITIES.